Live Current Media Inc. Completes Acquisition of Augmented Reality
Company Guru Experience Co.

San Diego CA, November 24, 2022, Live Current Media, Inc. ("Live Current") (OTCQB:LIVC) announces that it has completed the acquisition of Guru Experience Co, Inc. (dba TheGuru.co) ("Guru") of San Diego in an all-stock transaction.

Pursuant to the terms of the acquisition agreement, Live Current has agreed to issue 3 million restricted common shares to the shareholders of Guru in exchange for all of the issued and outstanding shares of Guru.  In addition to the share exchange, the Company has arranged to issue 1.25 million restricted common shares to retain key management and Guru's current CEO, Suzie Dergham, has agreed to a contractual arrangement to continue her efforts in building the Guru experience.

"I'm happy that our agreement has been ratified and we can now focus on accelerating the growth of Guru," said Ms. Dergham.  "We have a fantastic plan lined up for the 2023 and being a part of Live Current will help us to execute on that plan."

"Guru's revenue has been growing at a double-digit rate the past couple of years and we believe that with the added experience provided by Live Current, we can increase that growth in the coming years," said Mr. Ollila. "To date, Guru has been scratching the surface of the potential growth available in the market.  And it is an exciting market when you consider the power of AR and VR to tell the stories that Guru's clients will demand."

Guru operates in the Virtual Reality Market. The Global Virtual Reality Market is valued at $28B and is expected to expand at a compound annual growth rate of 15% from 2022 to 2030 reaching a value of $87B in 2030.

About Guru

Guru Experience Co. offers museums and cultural sites a full-suite digital experience platform.

Guru creates a bridge between cultural institutions and a 21st-century audience. Museums have connected people to art and culture for centuries. Guru works with museum, zoo, and aquarium partners to not only enhance the visitor experience but also provide digital strategies to meet the educational and financial goals of institutions.

The company offers a user-friendly platform that makes creating, sharing, updating, and maintaining digital experiences fast and easy. These include audio tours, augmented reality, wayfinding, geolocated content, interactive maps, games, scavenger hunts, ticketing and queuing.

TheGuru.co

About Live Current Media Inc.

Live Current Media Inc. is a media technology company operating the Kast watch party platform.  Kast is a virtual living room where friends gather to watch movies, play games and be together.  Kast is at the intersection of the fast-growing markets of Live Events, Social Media, Video Streaming and gaming with its multi-channel watch party solution.  The platform is available on the web, iOS and Android and offers a limited free subscription service and an enhanced premium subscription with higher bandwidth and greater functionality.

On behalf of the board of directors of Live Current Media Inc.

Mark Ollila, CEO & Director

For more information please contact:

David Jeffs

david@livecurrent.com

www.livecurrent.com
www.kast.gg

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media, Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.